EXHIBIT 99.1

FILED VIA EDGAR

May 22, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Joint Insured Fidelity Bond for Investment Companies – SEC Rule 17g-1
Barings Participation Investors (File No. 811-5531)

Dear Sir or Madam:

Pursuant to SEC Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), enclosed herewith for filing on behalf of Barings Participation Investors (the “Trust”) are the following:

1.	Copy of the Investment Company Bond (Bond No. FS 2346444 10 00) issued by Great American Insurance Group (the “Bond”), effective November 4, 2019 and delivered to the Trust on May 15, 2020;

2.

Certified copy of the resolutions dated October 25, 2019 of the Trust’s Board of Trustees, including a majority of the Trustees who are not “interested persons” (as defined by the 1940 Act) of the Trust, approving the amount, type, form and coverage of the Bond, and the portion of the premium to be paid by the Trust; and

3.	Copy of the agreement effective November 4, 2019 between the Trust, Barings Corporate Investors, and Barings Global Short Duration High Yield Fund entered into pursuant to Rule 17g-1.

The Trust would have provided and maintained a single bond in the amount of $600,000, if it was not named as an insured under a joint insured bond. Premiums on the Bond were paid through November 4, 2020, the expiration date of the Bond.

If you have any questions, please do not hesitate to contact me at (617) 761-3808.

Very truly yours,

/s/ Janice Bishop

Janice Bishop

Chief Legal Officer and Secretary